Exhibit 10.40

APOLLO GROUP, INC.
4025 SOUTH RIVERPOINT PARKWAY
PHOENIX, AZ 85040

September 5, 2012

Gregory W. Cappelli
Apollo Group, Inc.
227 W. Monroe Street
Chicago, IL 60606

Dear Greg:

This letter will confirm your agreement to forego the salary increase that would otherwise become effective for you for the period from September 1, 2012 to August 31, 2013 pursuant to Section 3(a) of your Amended and Restated Employment Agreement with the Company dated as of April 2, 2011 (the "Employment Agreement”). In the absence of your agreement in this letter, your base salary for such one-year period would have increased, pursuant to the terms of your Employment Agreement, from your current annual rate of $700,000.00 to $750,000.00.

However, in light of the decision of the senior management team of Apollo Group to forego any increase in the annual rate of base salary for the fiscal year commencing September 1, 2012 (the "2013 Fiscal Year"), you have agreed to waive the automatic salary increase provided under your Employment Agreement for the fiscal year in question. However, such waiver will not affect the amount of the salary increase scheduled to become effective under your Employment Agreement on September l, 2013. Accordingly, for the fiscal year commencing September 1, 2013 to August 31, 2014, your rate of base salary will be increased to $800,000.00.

In addition, the waiver of your salary increase for the 2013 Fiscal Year will not affect the target bonus amount or separation payment calculation which would have otherwise been in effect under your Employment Agreement for such year in the absence of that waiver. Accordingly, your target bonus for the 2013 Fiscal Year will be in the dollar amount of $750,000.00, with your actual bonus amount for such year to be contingent upon the level at which the applicable performance goals for that year are in fact attained, and your base salary for purposes of the separation payment referenced in Section 8(b)(i) of your Employment Agreement will be $750,000.

By signing the Acceptance section below, you will agree to the waiver of your scheduled salary increase for the 2013 Fiscal Year. Accordingly, the Company's failure to implement that salary increase will not constitute a "Good Reason" event under Section 7(c) of your Employment Agreement that might otherwise entitle you to the severance benefits provided under Section 8(b) of your Employment Agreement. Accordingly, no right to such severance benefits will be triggered as a result of the non-implementation of your scheduled salary increase for the 2013 Fiscal Year.

We very much appreciate your decision to forego your scheduled salary increase for the 2013 Fiscal Year and join the other members of the senior management team who will not receive any salary increases during this challenging transition period for the Company.

Sincerely,

/s/ Fred Newton

FRED NEWTON
SVP, CHIEF HR OFFICER

ACCEPTANCE

I hereby agree to forego the scheduled salary increase for the 2013 Fiscal Year that would otherwise become effective under my April 2, 2011 Amended and Restated Employment Agreement with Apollo Group, Inc. Accordingly, the Company's failure to implement such salary increase shall not constitute a Good Reason event under my Amended and Restated Employment Agreement.

/s/ Gregory W. Cappelli
GREGORY W. CAPPELLI

DATED: September 5, 2012